Exhibit 99.1

Baylake Corp. Announces Third Quarter, Nine Months of 2015 Financial Results

STURGEON BAY, WI., October 15, 2015--Baylake Corp. (the “Company”), (NASDAQ:BYLK) today reported net income of $2.3 million, or $0.24 per diluted share, for the quarter ended September 30, 2015, compared with $2.5 million, or $0.26 per diluted share, for the same quarter of 2014.  Net income for the first nine months of 2015 was $6.9 million, or $0.73 per diluted share, compared with $6.7 million or $0.73 per diluted share, for the same period in 2014.  The Company is the holding company for Baylake Bank (the "Bank"), which provides full service banking and financial services from 20 locations in northeast Wisconsin.

THIRD QUARTER HIGHLIGHTS

•

Previously announced merger.  On September 8, 2015, the Company announced the signing of a definitive merger agreement with Nicolet Bankshares, Inc. (“Nicolet”), (OTCQB: NCBS) under which the Company will merge with and into Nicolet to create the largest publicly-traded Wisconsin community bank headquartered north of Milwaukee.  Based on September 30, 2015 financial results, the combined company would have total assets of $2.2 billion, deposits of $1.8 billion and loans of $1.6 billion.   The merger transaction is expected to be completed in the second quarter of fiscal 2016.

•

Net income. Net income equaled $2.3 million for the third quarter ended September 30, 2015. Results for the third quarter of 2015 included $0.3 million of legal, accounting and other transaction costs related to the pending acquisition of NEW Bancshares, Inc. (“NEW”), the pending merger with Nicolet and $0.1 million of other one-time non-interest expenses related to marketing and fixed asset write-downs.

•

Net interest income increase.  Net interest income increased for the third quarter and first nine months of 2015 compared to the same periods in 2014.  For the third quarter, net interest income increased from $7.8 million in 2014 to $8.0 million in 2015.  For the nine-month periods, net interest income increased from $23.2 million in 2014 to $24.1 million in 2015, reflecting increased interest income from loan growth at the Bank year-over-year and decreased interest expense realized on deposits and borrowings.

•

Strong loan growth. Gross loans increased 9.5% on a year-over-year basis and 1.8% since December 31, 2014.  Loan growth in the first nine months of 2015 occurred in the commercial and residential real estate categories, as well as in commercial loans, partially offset by a decline in construction and tax exempt loans.

•

Asset quality improved. Non-performing assets declined $3.3 million or 30% year-over-year to $7.6 million compared to $10.9 million at September 30, 2014.

•

Dividends increased.  On July 21, 2015, the Board of Directors declared a quarterly dividend of $0.09 per share; an increase of $0.01 per share from the preceding quarter.  Dividends increased to $0.25 per share for the nine months ended September 30, 2015 compared to $0.22 per share for the same period in 2014.

“Our third quarter announcement of the merger with Nicolet reflects a true opportunity to build a unique community bank platform in Wisconsin with over two billion dollars in assets.   The similarities in our cultures and alignment of our geographies along with an emphasis on putting our customer first, is expected to create synergies that should lead to value creation for our shareholders by providing opportunities to grow and expand relationships in the commercial banking, treasury management and wealth management areas, ” stated Robert J. Cera, President and CEO.  “The combined bank will be strongly committed to meeting our customers’ financial needs and being a strong partner to the markets and communities we operate in and serve.  In addition, we continue to be excited about the upcoming acquisition of NEW which is expected to close in the fourth quarter of 2015.”

Income Statement Summary

The Company’s financial performance resulted in a ROAA of 0.90% and 0.93% for the three and nine months ended September 30, 2015, respectively.  The return on average equity (“ROAE”) was 8.3% and 8.5% for the same periods, respectively.

Total interest income for the third quarter of 2015 was $8.6 million, increased from $8.5 million for the third quarter of 2014, but decreased from the $8.8 million for the three months ended June 30, 2015.  Total interest expense declined to $0.6 million for the third quarter of 2015, compared to $0.8 million for the third quarter of 2014 and $0.7 million for the quarter ended June 30, 2015.  Net interest income before the loan loss provision increased to $8.0 million for the third quarter of 2015, compared to $7.8 million for the third quarter of 2014, but was down from $8.2 million for the quarter ended June 30, 2015.

The net interest margin for the third quarter of 2015 was 3.52%, compared with 3.49% for the third quarter of 2014 and 3.77% for the second quarter of 2015.  The decline in net interest margin during the third quarter compared to the second quarter was primarily due to non-recurring interest income that occurred in the second quarter of 2015, resulting from prepayment penalties on both loans and investments as well as recognition of commercial loan syndicated origination fees that was reflected in interest income.  The Company’s total cost of interest bearing liabilities was 0.35% for the quarter ended September 30, 2015, compared to 0.42% for the same period in 2014 and 0.39% for the second quarter of 2015.  For the three and nine months ended September 30, 2015, the average loan-to-deposit ratio was 86.8% and 88.9%, respectively, compared to 83.5% and 85.9%, respectively, for the three and nine months ended September 30, 2014, reflecting the Company’s continuing focus on balance sheet efficiency.

There was no loan loss provision recorded in the third quarter of either 2015 or 2014.

Total non-interest income for the third quarter of 2015 was $2.3 million; unchanged from the third quarter of 2014.  Increase in gains from the sale of residential mortgage loans and securities were offset by a decline in income relating to the Company’s 49.8% equity ownership of United Financial Services, a data processing and e-banking affiliate, service charges on deposits accounts and other fee income.

Non-interest expense was $6.9 million for the third quarter of 2015, compared to $6.5 million for the third quarter of 2014 reflecting increased salaries and employee benefits of $0.2 million, primarily due to increased staffing levels from a year ago and a $0.1 million loss related to our deposit operations.  Additionally, non-interest expense for the quarter ended September 30, 2015 included merger and acquisition costs of $0.3 million, primarily legal and accounting professional fees, related to the pending NEW acquisition and the pending merger with Nicolet.  Partially offsetting the increase was a decline of $0.2 million in expenses related to the operation of other real estate owned.

Balance Sheet Summary

At September 30, 2015, total assets were $1.0 billion compared with $982.5 million at September 30, 2014, but consistent with total assets at December 31, 2014.  Since September 30, 2014, investment securities decreased from $224.4 million to $208.5 million at December 31, 2014 and $183.6 million, or 18.2% of total assets at September 30, 2015.  Proceeds received from the sales, payments, or maturities of investment securities were used primarily to fund loan growth and reduce borrowings.  Borrowings declined to $89.7 million at September 30, 2015 from $125.3 million at December 31, 2014 and $99.7 million at September 30, 2014.  Over the same time period, total deposits increased to $799.8 million at September 30, 2015, compared to $765.5 million at December 31, 2014 and $753.0 million at September 30, 2014.

Total gross loans rose to $691.6 million at September 30, 2015, an increase of $12.3 million (1.8%) from $679.4 million at December 31, 2014 and $60.1 million (9.5%) from $631.5 million at September 30, 2014.  The increases in total loans reflects the Bank's continued emphasis on expanding its commercial lending business, including its professional practice specialty business line. At September 30, 2015, total loans comprised 67.6% of total assets compared with 64.3% at September 30, 2014.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  The Bank’s strong capital position is evidenced by a Tier 1 leverage ratio of 11.45%, total risk based capital ratio of 15.90%, and a Tier 1 risk-based capital ratio of 15.04% at September 30, 2015.  As of the same date, the shareholder equity-to-assets ratio was 10.81%, compared to 10.37% at September 30, 2014.

The earnings, ROAE and other performance metrics at September 30, 2015, reflect an additional 875,000 shares of common equity issued in the conversion of $4.4 million of subordinated debentures during the past twelve months. The Company’s stockholders’ equity of $110.6 million at September 30, 2015 includes the full stock impact of conversion of the total $9.5 million of convertible debentures issued in 2009 and 2010.

Asset Quality Summary

Asset quality improved at September 30, 2015 compared to both December 31, 2014 and September 30, 2014.  Total non-performing assets, which includes both non-performing loans and other real estate owned, declined to $7.6 million at September 30, 2015 from $9.4 million at December 31, 2014 and $10.9 million at September 30, 2014.  The ratio of non-performing assets to total assets was 0.7% at September 30, 2015 versus 0.9% at December 31, 2014 and 1.1% at September 30, 2014.

Non-performing loans were $3.6 million at September 30, 2015, decreased from $5.2 million at December 31, 2014 and $5.9 million at September 30, 2014.  The ratio of non-performing loans to total loans decreased to 0.5% at September 30, 2015 from 0.8% at December 31, 2014 and 0.9% at September 30, 2014.  The Company’s allowance for loan losses to non-performing loans ratio increased to 179.7% at September 30, 2015, compared to 119.6% at September 30, 2014.  However, the allowance for loan losses to total loans ratio declined to 0.9% at September 30, 2015, compared to 1.1% at the same date a year prior.

Other

The Company paid a cash dividend of $0.09 per share during the third quarter of 2015, increased from $0.08 per share paid in the second quarter of 2015 and the third quarter of 2014.

As previously disclosed, the Company announced on September 8, 2015 that it had entered into a stock-based merger agreement with Nicolet.  Nicolet, headquartered in Green Bay, Wisconsin, is the parent company of Nicolet National Bank (“Nicolet Bank”), a national banking association that operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  Founded in 2000, Nicolet Bank provides services ranging from commercial and consumer banking to wealth management and retirement plan services.  At June 30, 2015, Nicolet had approximately $1.2 billion in total assets, $883.3 million in loans, and $1.0 billion in deposits.  The merger is expected to be completed in the second quarter of 2016.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 20 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Statements

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results are different from management expectations.  This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Baylake and Nicolet.  These forward-looking statements are subject to a number of factors and uncertainties which could cause Baylake’s, Nicolet’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material.  Forward-looking statements speak only as of the date they are made and neither Baylake nor Nicolet assumes any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Baylake’s and Nicolet’s reports filed with the SEC and those identified elsewhere in this report, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Baylake and Nicolet and between Baylake Bank and Nicolet National Bank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Baylake’s and Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements.  These statements are based upon the current beliefs and expectations of Baylake’s and Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Baylake and Nicolet may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Baylake’s  shareholders or Nicolet’s shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in Baylake’s or Nicolet’s geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19)

the interest rate environment may compress margins and adversely affect net interest income; and (20) competition from other financial services companies in the companies’ markets could adversely affect operations.  Additional factors that could cause Baylake’s results to differ materially from those described in the forward-looking statements can be found in Baylake’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  Additional factors that could cause Nicolet’s results to differ materially from those described in the forward-looking statements can be found in Nicolet’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  All subsequent written and oral forward-looking statements concerning Baylake, Nicolet or the proposed merger or other matters and attributable to Baylake, Nicolet or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above.  Baylake and Nicolet do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected consolidated financial and other data at September 30, 2015 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) September 30, 2015 numbers are UNAUDITED	September 30, 2015	December 31, 2014	September 30, 2014
	(dollars in thousands except per share data)

Total assets	$ 1,023,168	$ 1,021,623	$ 982,485
Investment securities (1)	183,640	208,524	224,378
Total gross loans	691,641	679,357	631,523
Total deposits	799,848	765,542	753,003
Borrowings (2)	89,686	125,324	99,745
Subordinated debentures	16,100	16,100	16,100
Convertible debentures	-	1,650	4,375
Stockholders’ equity	110,601	105,504	101,913
Non-performing loans (3)	3,623	5,155	5,903
Non-performing assets (3)	7,600	9,421	10,890
Restructured loans, accruing	6,578	8,656	8,656

Shares outstanding	9,320,255	9,054,821	8,590,821
Book value per share	$ 11.87	$ 11.65	$ 11.86
Tangible book value per share	$ 11.08	$ 10.84	$ 11.01

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2015	2014	2015	2014
Total interest income	$ 8,620	$ 8,541	$ 26,104	$ 25,848
Total interest expense	627	783	1,994	2,654
Net interest income before provision for loan losses	7,993	7,758	24,110	23,194
Provision for loan losses	-	-	200	-
Net interest income after provision for loan losses	7,993	7,758	23,910	23,194

Total non-interest income	2,273	2,239	7,231	6,511
Total non-interest expense	6,944	6,508	21,269	20,270

Income before income taxes	3,322	3,579	9,872	9,435
Income tax expense	1,031	1,122	2,992	2,754
Net income	$ 2,291	$ 2,457	$ 6,880	$ 6,681
Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.25	$ 0.29	$ 0.74	$ 0.82
Net income per share (diluted)	$ 0.24	$ 0.26	$ 0.73	$ 0.73
Cash dividends per common share	$ 0.09	$ 0.08	$ 0.25	$ 0.22
Book value per share	$ 11.87	$ 11.86	$ 11.87	$ 11.86

Performance Ratios: (5)
Return on average total assets	0.90%	0.98%	0.93%	0.91%
Return on average total shareholders’ equity	8.32%	9.64%	8.49%	9.18%
Net interest margin (6)	3.52%	3.49%	3.65%	3.59%
Net interest spread (6)	3.45%	3.41%	3.57%	3.51%
Efficiency ratio (9)	66.97%	63.30%	66.58%	66.98%
Non-interest income to average assets	0.89%	0.93%	0.97%	0.89%
Non-interest expense to average assets	2.72%	2.59%	2.86%	2.78%
Net overhead ratio (7)	1.83%	1.66%	1.89%	1.89%
Average loan-to-average deposit ratio	86.77%	83.46%	88.94%	85.87%
Average interest-earning assets to average interest- bearing liabilities	129.86%	123.92%	126.47%	120.76%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	0.52%	0.93%	0.52%	0.93%
Allowance for loan losses to:
Total loans	0.94%	1.12%	0.94%	1.12%
Non-performing loans	179.69%	119.57%	179.69%	119.57%
Net charge-offs to average loans (annualized)	0.26%	0.24%	0.15%	0.13%
Non-performing assets to total assets	0.74%	1.11%	0.74%	1.11%

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Capital Ratios: (5)(8)
Stockholders’ equity to assets	10.81%	10.37%	10.81%	10.37%
Tier 1 common equity (10)	13.11%	n/a	13.11%	n/a
Tier 1 risk-based capital	15.04%	14.94%	15.04%	14.94%
Total risk-based capital	15.90%	16.54%	15.90%	16.54%
Tier 1 leverage ratio	11.45%	10.79%	11.45%	10.79%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	20	21	20	21
Number of full-time equivalent employees	247	252	247	252

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	(dollars in thousands)		(dollars in thousands)
	2015	2014	2015	2014
Efficiency Ratio: GAAP to Non-GAAP reconciliation: (9)
Non-interest Expense	$ 6,944	$ 6,508	$ 21,269	$ 20,270
Less: Payment under UFS tax strategy make-whole agreement	-	-	163	-
Non-interest Expense (non-GAAP)	$ 6,944	$ 6,508	$ 21,106	$ 20,270

Net Interest Income	$ 7,993	$ 7,758	$ 24,110	$ 23,194
Plus: Tax equivalent adjustment relating to tax exempt loans and investment securities	247	262	755	791
Non-interest Income (non-GAAP)	$ 8,240	$ 8,020	$ 24,865	$ 23,985

Non-interest Income	$ 2,273	$ 2,329	$ 7,231	$ 6,511
Less: net gains on sale of investments	132	71	384	232
Less: net gains on disposal of fixed assets	12	(4)	12	1
Non-interest Income (non-GAAP)	$ 2,129	$ 2,262	$ 6,835	$ 6,278

Efficiency Ratio	67.64%	64.52%	67.86%	68.24%
Efficiency Ratio (non-GAAP) – tax equivalent	66.97%	63.30%	66.58%	66.98%

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on the dilutive effect of shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted in addition to the weighted average number of shares outstanding for the period.

(5)

With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense less significant, non-recurring expenses divided by the sum of tax-equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and significant, non-recurring income items.  This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income for the tax-favored status of certain loans and investment securities.  Management believes this measure to be the preferred industry measurement of net interest income as it enhances the comparability of such income arising from both taxable and non-taxable sources.  However, as calculated, this efficiency ratio is not considered to be in accordance with Generally Accepted Accounting Principles (“GAAP”) and as such, a reconciliation of GAAP to non-GAAP is presented as well.

(10)

Calculated under Basel lll regulations that became effective January 1, 2015.